BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

090503

Filed in the office of	Document Number
Barbara K. Cegavske	20180064752-25
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 02/09/2018 11:00 AM
	Entity Number E0829342007-2

Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

LONE STAR GOLD, INC.

2. The articles are: (mark only one box) ☐ **Restated** ☒ **Amended and Restated**

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐ The entity name has been amended.

☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☒ The purpose of the entity has been amended.

☒ The authorized shares have been amended.

☒ The directors, managers or general partners have been amended.

☐ IRS tax language has been added.

☒ Articles have been added.

☒ Articles have been deleted.

☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional) Date: 02/07/2018 Time: 9:00 am
(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

a Nevada Corporation

Ms. Angela Collette hereby certifies that:

1. She is the court appointed receiver and acting President of Lone Star Gold, Inc., a Nevada corporation.

2. The Articles of Incorporation of this Corporation are amended and restated in their entirety to read as follows and supersede and take the place of the existing Articles of Incorporation and all prior amendments thereto and restatements thereof:

ARTICLE 1.

Company Name

1.1 The name of this corporation is Lone Star Gold, Inc.

ARTICLE 2.

Duration

2.1 The corporation shall continue in existence perpetually unless sooner dissolved according to law.

ARTICLE 3.

Purpose

3.1 Purpose. The purpose for which the corporation is organized is to engage in any lawful activity within or outside of the State of Nevada.

3.2 Corporate Offices. The corporation may also maintain offices at such other places within or outside of the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and shareholders may be held outside the State of Nevada with the same effect as if held in the State of Nevada.

ARTICLE 4.

Board of Directors

4.1. The board of directors of the Corporation shall consist of such number of persons, not less than one, as shall be determined in accordance with the bylaws from time to time.

ARTICLE 5.

Capital Stock

5.1 Authorized Capital Stock. The aggregate number of shares which this Corporation shall have authority to issue is one hundred and eighty million (180,000,000) shares, consisting of (a) one hundred and fifty million (150,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock") and (b) thirty million (30,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), issuable in one or more series as hereinafter provided. A description of the classes of shares and a statement of the number of shares in

each class and the relative rights, voting power, and preferences granted to and restrictions imposed upon the shares of each class are as follows:

5.2 Common Stock. Each share of Common Stock shall have, for all purposes one (1) vote per share. Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore. The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders' meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested.

5.3 Preferred Stock. The Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, by resolution adopted and filed in accordance with law, to provide for the issue of such series of shares of Preferred Stock. Each series of shares of Preferred Stock:

(a) may have such voting powers, full or limited, or may be without voting powers;

(b) may be subject to redemption at such time or times and at such prices as determine by the Board of Directors;

(c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

(d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

(e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation or such other corporation or other entity at such price or prices or at such rates of exchange and with such adjustments;

(f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

(g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and

(h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, in each case as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Secretary of State of the State of Nevada be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

5.4 Class A Preferred Shares. The total number of shares of Class A Preferred Shares the Corporation shall have the authority to issue is Thirty Million (30,000,000), with a stated par value of $0.001 per share. The

designations, powers, preferences, rights and restrictions granted or imposed upon the Class A Preferred Shares and holders thereof are as follows:

(a) Liquidation Preference.

(i) In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Class A Preferred Shares shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount equal to the stated par value less the aggregate amount of all prior distributions to its Preferred Shareholders made to holders of all classes of Preferred Shares, plus any accrued previously declared but unpaid dividends (the amount so determined being hereinafter referred to as the "liquidation Preference"). No distribution shall be made to the holders of the Common Shares upon liquidation, dissolution, or winding up until after the full amount of the Liquidation Preference has been distributed or provided to the holders of the Preferred Shares.

(ii) If, upon such liquidation, dissolution or winding up the assets thus distributed among the Preferred Shareholders shall be insufficient to permit payment to such shareholders of the full amount of the Liquidation Preference, the entire assets of the Corporation shall be distributed ratably among the holders of all classes of Preferred Shares.

(iii) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, when the Corporation has completed distribution of the full Liquidating Preference to the holders of the Class A Preferred Shares, the Class A Preferred Shares shall be considered to have been redeemed, and thereafter, the remaining assets of the Corporation shall be paid in equal amounts on all outstanding shares of Common Stock.

(iv) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation shall not be deemed a liquidation, dissolution or winding up within the meaning of this subsection 5.4(a).

(b) Conversion Rights. At any time holders of the Class A Preferred Shares who endorse the share certificates and deliver them together with a written notice of their intent to convert to the corporation at its principal office, shall be entitled to convert such shares and receive one hundred (100) shares of Common Stock for each share being converted. Such conversion is subject to the following adjustments, terms, and conditions:

(i) If the number of outstanding shares of Common Stock has been decreased since the initial issuance of the Class A Preferred Shares (or series having conversion rights (by reason of any split, stock dividend, merger, consolidation or other capital change or reorganization affecting the number of outstanding shares of Common Stock), the number of shares of Common Stock to be issued on conversion to the holders or Class A Preferred Shares shall not be adjusted unless by appropriate amendment of this article. If the number of outstanding shares of Common Stock has been increased since the initial issuance of the Class A Preferred Shares (or series having conversion rights (by reason of any split, stock dividend, merger, consolidation or other capital change or reorganization affecting the number of outstanding shares of Common Stock), the number of shares of Common Stock to be issued on conversion to the holders or Class A Preferred Shares shall equitably be adjusted by appropriate amendment of this article, and other articles as applicable.

(ii) Shares converted under this article shall not be reissued. The corporation shall at all times reserve and keep available a sufficient number of authorized but unissued common shares, and shall obtain and keep in effect any required permits to enable it to issue and deliver all common shares required to implement the conversion rights granted herein.

(iii) No fractional shares shall be issued upon conversion, but the corporation shall pay cash for any fractional shares of Common Stock to which shareholders may be entitled at the fair value of such shares at the time of conversion. The board of directors shall determine such fair value.

(c) Voting Rights.

(i) Voting. With respect to each matter submitted to a vote of stockholders of the Corporation, each holder of Class A Preferred Shares shall be entitled to cast that number of votes which is equivalent to the number of shares of Class A Preferred Shares owned by such holder times one hundred (100). The Company shall not, without the affirmative vote or written consent of the holders of at least a majority of the outstanding Class A Preferred Shares (i) authorize or create any additional class or series of stock ranking prior to or on a parity with the Class A Preferred Shares as to the dividends or the distribution of assets upon liquidation, or (ii) change any of the rights, privileges or preferences of the Class A Preferred Shares.

(ii) Class Vote. Except as otherwise required by law or by this Section 5.4(c), holders of the Corporation's Common Stock and Class A Preferred Shares shall vote as a single class on all matters submitted to the stockholders.

ARTICLE 6.

No Further Assessments

6.1 The capital stock, after the amount of the subscription price determined by the board of directors has been paid in money, property, or services, as the Directors shall determine, shall be subject to no further assessment to pay the debts of the corporation, and no stock issued as fully paid up shall ever be assessable or assessed, and these Articles of Incorporation shall not and cannot be amended, regardless of the vote therefore, so as to amend, modify or rescind this Article 6.

ARTICLE 7.

No Preemptive Rights

7.1 Except as otherwise set forth herein, none of the shares of the Corporation shall carry with them any preemptive right to acquire additional or other shares of the corporation and no holder of any stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of any unissued shares of stock of the Corporation or for any additional shares of stock, of any class or series, which may at any time be issued, whether now or hereafter authorized, or for any rights, options, or warrants to purchase or receive shares of stock or for any bonds, certificates of indebtedness, debentures, or other securities.

ARTICLE 8.

No Cumulative Voting

8.1 There shall be no cumulative voting of shares.

ARTICLE 9.

Election Not to be Governed By Provisions of NRS 78.411 to 78.444.

9.1 The Corporation, pursuant to NRS 78.434, hereby elects not to be governed by the provisions of NRS 78.411 to 78.444, inclusive.

ARTICLE 10.

Indemnification of Officers and Directors

10.1 Indemnification of Officers and Directors. The Corporation shall indemnify its directors, officers, employee, fiduciaries and agents to the fullest extent permitted under the Nevada Revised Statutes.

10.2 Indemnification Rights. Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-Law, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

10.3 Changes to Indemnification Rights; Insurance. Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the law of the State of Nevada and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation as a director of officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

10.4 Exemption for Private Property. The private property of the Stockholders, Directors and Officers shall not be subject to the payment of corporate debts to any extent whatsoever.

10.5 No Personal Liability. No director, officer or shareholder shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision does not eliminate nor limit in any way the liability of a director or officer for:

(a) Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(b) The payment of dividends in violation of Nevada Revised Statutes (N.R.S.) 78.300.

3. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors in accordance with Section 78.207 of the Nevada Revised Statutes.

4. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required written consent of Shareholders in accordance with Section 78.390 of the Nevada Revised Statues. The number of shares voting in favor of the Amended and Restated Articles of Incorporation were 3 billion shares, representing 90% of the issued and outstanding common and preferred stock of the Corporation. The percentage of vote required was more than 50%.

IN WITNESS WHEREOF, I have hereunto set my hands this 5th day of February, 2018, hereby declaring and certifying that the facts stated hereinabove are true.

Angela Collette

By: Angela Collette
Its: Court Appointed Receiver / Acting President